SMARTMETRIC, INC.
SUBSCRIPTION AGREEMENT

NAME:

ADDRESS:

1. I hereby subscribe for ___________ shares of SMARTMETRIC at a price of $1.50 per share, and enclose herein a check or money order payable to the order of SMARTMETRIC AND SIGNATURE BANK, AS ESCROW AGENT in the amount of $____________ to cover the aggregate subscription price.

2. I understand that SMARTMETRIC reserves the right to reject, in whole or in part, any offer to subscribe, in its discretion, for any reason whatsoever, and that no subscription may be withdrawn once made.

3. I hereby acknowledge receipt of SMARTMETRIC’s Prospectus.

4. I understand that in the event this subscription is accepted, in whole or in part, my money shall be held in escrow until the minimum offering of $499,999.50 (Four Hundred Ninety-Nine Thousand Dollars and Fifty Cents) has been sold.

5. In the event the minimum offering is not sold, all funds held in escrow shall be returned to investors, with interest thereon.

6. In the event the minimum offering is sold, the certificates representing the shares I am purchasing shall be registered in the name printed below and delivery will be made to the address printed below.

Print Name	Signature(s)

Print Street Address	City, State, Zip Code

S.S. # or Tax I.D. #	Area Code, Telephone Number

PLEASE RETURN THIS FORM WITH A CHECK MADE PAYABLE TO SMARTMETRIC AND SIGNATURE BANK, AS ESCROW AGENT IN THE AMOUNT LISTED ABOVE TO: Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, New York 10005